Grant Park Fund Weekly Commentary

For the Week Ended June 17, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jul 2006 - Jun 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.6%	-1.8%	-5.9%	4.4%	-3.0%	3.7%	5.6%	3.7%	12.4%	-16.4%	0.4	0.5
B**	-1.6%	-1.8%	-6.2%	3.8%	-3.7%	2.9%	N/A	2.9%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-1.6%	-1.7%	-4.9%	6.1%	N/A	N/A	N/A	-1.1%	11.5%	-10.9%	0.0	-0.1
Legacy 2***	-1.6%	-1.7%	-5.1%	5.7%	N/A	N/A	N/A	-1.4%	11.4%	-11.1%	-0.1	-0.2
Global 1***	-1.4%	-1.4%	-5.7%	1.2%	N/A	N/A	N/A	-3.3%	10.8%	-13.3%	-0.3	-0.4
Global 2***	-1.4%	-1.4%	-5.8%	1.0%	N/A	N/A	N/A	-3.6%	10.7%	-13.5%	-0.3	-0.4
Global 3***	-1.5%	-1.5%	-6.7%	-0.8%	N/A	N/A	N/A	-5.4%	10.7%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	0.1%	-5.4%	2.0%	25.8%	2.0%	2.2%	2.3%	2.2%	18.0%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	-0.1%	0.6%	4.9%	1.7%	6.9%	7.8%	7.2%	7.8%	11.2%	-12.3%	0.7	1.2

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	32%					30%
Energy	9%	Long	Heating Oil	2.6%	Long	8%	Long	Heating Oil	2.3%	Long
			Gasoline Blendstock	2.1%	Long			Gasoline Blendstock	1.6%	Long
Grains/Foods	11%	Long	Corn	2.9%	Long	11%	Long	Corn	2.8%	Long
			Sugar	2.0%	Long			Sugar	1.9%	Long
Metals	12%	Long	Gold	4.4%	Long	11%	Long	Gold	4.1%	Long
			Aluminum	3.0%	Long			Aluminum	3.2%	Long
FINANCIALS	68%					70%
Currencies	34%	Short $	Euro	3.6%	Long	34%	Short $	Euro	4.0%	Long
			Swiss franc	3.5%	Long			Swiss franc	3.8%	Long
Equities	12%	Short	Eurostoxx Index	2.4%	Short	14%	Short	Eurostoxx Index	2.8%	Short
			S&P 500	1.4%	Short			S&P 500	2.3%	Short
Fixed Income	22%	Long	U.S. 10-Year Treasury Notes	4.1%	Long	22%	Long	U.S. 10-Year Treasury Notes	5.0%	Long
			U.S. 5-Year Treasury Notes	2.3%	Long			U.S. 5-Year Treasury Notes	2.6%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Forecasts for weak industrial demand, caused by weak U.S. employment data and fears surrounding Greek debt, weighed heavily on the crude oil markets. In the natural gas markets, prices declined nearly 10% after U.S. Energy Information Agency reports showed a larger-than-expected increase in domestic inventories.

Grains/Foods

Corn markets fell in excess of 11% as forecasts for favorable weather conditions resulted in improved supply forecasts. Adding to corn's decline was news the U.S. Senate voted to repeal tax credits for ethanol production, an indicator of reduced overall corn demand. Live cattle futures rallied nearly 7% due to supply concerns stemming from the effects of recent droughts on grazing land in Mexico and in the Southwestern U.S.

Metals

Copper markets moved higher, supported by better-than-expected industrial production data from China. In the precious metals markets, gold prices rallied on concerns surrounding the fallout of a collapse in the Greek financial system prompted investors to seek safer assets. Concerns regarding rising U.S. inflation also played a role in moving gold markets higher.

Currencies

Safe-haven buying amidst the ailing European economy helped move the U.S. dollar sharply higher against counterparts. Breaking recent uptrends, the Swiss franc declined against major currencies after the Swiss National Bank decided to keep interest rates unchanged. The Australian and New Zealand dollars experienced setbacks due to declines in the commodities markets and liquidations by investors seeking more risk-averse assets.

Equities

The Japanese Nikkei 225 Index declined because of fears that a collapse in the Greek financial systems would cause a severe tightening of the global credit markets. European equity markets moved higher supported by strong industrial production in China.

Fixed Income

Weak U.S. unemployment data and worries regarding European financial instability moved global debt markets higher. Also adding to gains in the fixed-income markets were reports that Chinese demand for U.S. debt increased.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.